                        Filed Pursuant to Rule 424(b)(3)

                           REGISTRATION NO. 333-49980

                              PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED DECEMBER 7, 2000)

                             TRANSWITCH CORPORATION

                  $460,000,000 4 1/2% Convertible Notes Due 2005

                                 ---------------

     7,428,640 Shares of Common Stock Issuable Upon Conversion of the Notes

                                 ---------------

This prospectus supplement relates to resales by selling securityholders of:

 .  our 4 1/2% Convertible Notes Due 2005 and
 .  our common stock into which the notes are convertible

This prospectus supplement should be read in conjunction with the prospectus dated December 7, 2000, which is to be delivered with this prospectus supplement.

             SEE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS
                    TO READ ABOUT FACTORS YOU SHOULD CONSIDER
                  BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                   ------------------------------------------

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                   ------------------------------------------

The information in the table appearing in the prospectus under the heading "Selling Securityholders" is superseded in part by the information appearing in the following table:


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SECURITYHOLDER                         NOTES OWNED     NOTES OFFERED    SHARES OWNED    SHARES THAT
--------------                         PRIOR TO THE    HEREBY           PRIOR TO        MAY BE SOLD
                                       OFFERING        ------           OFFERING        -----------
                                       --------                         --------
-----------------------------------------------------------------------------------------------------
Tribeca Investments LLC                $20,200,000     $20,200,000      --              326,214
-----------------------------------------------------------------------------------------------------
TCW Group, Inc.                        $19,820,000     $19,820,000      --              320,077
-----------------------------------------------------------------------------------------------------

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

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SECURITYHOLDER                         NOTES OWNED     NOTES OFFERED    SHARES OWNED    SHARES THAT
--------------                         PRIOR TO THE    HEREBY           PRIOR TO        MAY BE SOLD
                                       OFFERING        ------           OFFERING        -----------
                                       --------                         --------
-----------------------------------------------------------------------------------------------------
New York Life Separate                 $2,000,000      $2,000,000       --              32,298
Account # 7
-----------------------------------------------------------------------------------------------------
Alta Partners Holdings, LDC            $3,500,000      $3,500,000       --              56,522
-----------------------------------------------------------------------------------------------------
JMG Triton Offshore Fund, Ltd.         $5,000,000      $5,000,000       --              80,746
-----------------------------------------------------------------------------------------------------
Triton Capital Investments, Ltd.       $2,000,000      $2,000,000       --              32,298
-----------------------------------------------------------------------------------------------------
Pro Mutual                             $84,000         $84,000          --               1,356
-----------------------------------------------------------------------------------------------------
Oppenheimer Convertible                $6,000,000      $6,000,000       --              96,895
Securities Fund
-----------------------------------------------------------------------------------------------------
Allstate Insurance Company             $1,500,000      $1,500,000       52,800(1)       24,223
-----------------------------------------------------------------------------------------------------
Allstate Life Insurance Company        $300,000        $300,000         52,800(1)        4,844
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Quattro Fund, LLC                      $2,800,000      $2,800,000       --              45,217
-----------------------------------------------------------------------------------------------------
Lehman Brothers Inc.                   $7,200,000      $7,200,000       --             116,274
-----------------------------------------------------------------------------------------------------
Lydian Overseas Partners Master Fund   $15,000,000     $15,000,000      --             242,238
-----------------------------------------------------------------------------------------------------

(1) TranSwitch Corporation Common Stock is held by Allstate Insurance Company and Allstate Life Insurance Company as well as the following affiliates of these entities: (a) 30,900 shares are held by Allstate Insurance Company;
     (b) 2,300 shares are held by Allstate Life Insurance Company; (c) 1,500 shares are held by Allstate New Jersey Insurance Company; (d) 5,400 shares are held by Agents Pension Plan; and (e) 12,700 shares are held by Allstate Retirement Plan.

           The date of this prospectus supplement is February 8, 2001.